Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
CKE Restaurants, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-83666, 333-76884, 333-41266, 333-83621, 333-83601, 333-76377, 333-51103, 333-52633, 333-62421, 33-56313, 33-55337, 333-12399, 33-53089-01, 2-86142-01, 33-31190-01, 333-12401, 333-75880, 333-27921, 333-14349, 333-05305, 33-52523, 33-52519 and 33-111284) of CKE Restaurants, Inc. and subsidiaries of our report dated March 26, 2004, except as to Note 2 and the fourth paragraph of Note 13, which are as of December 15, 2004, with respect to the consolidated balance sheets of CKE Restaurants, Inc. and subsidiaries as of January 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2004, which report appears in the January 31, 2004 Annual Report on Form 10-K/A of CKE Restaurants, Inc. and subsidiaries.

As discussed in note 2 of the notes to consolidated financial statements, the consolidated financial statements for all periods presented have been restated.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, during the first and fourth quarters of fiscal 2003, respectively.

/s/ KPMG LLP

Orange County, California
December 15, 2004